CEC ENTERTAINMENT, INC.
                                                             Host: Mike Magusiak
                                                    April 15, 2003/3:30 p.m. CDT




                            CEC ENTERTAINMENT, INC.

                                 April 15, 2003
                                  3:30 p.m. CDT



Moderator           Ladies and gentlemen,  thank you for standing by and welcome to the CEC Entertainment earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session with instructions given at that time. As a reminder, this conference is being recorded.

                    I would now like to turn the conference over to our host, Chief Financial Officer of CEC Entertainment, Mr. Rodney Carter. Please go ahead.

R. Carter           Good  afternoon,  everyone,  and  welcome to our  conference call. Today I'm joined by Dick Frank, our Chairman and CEO, and Mike Magusiak, our President. This call is also being broadcast simultaneously over the Internet.

                    Before we begin today's discussion, I would like to make you aware that some of the information presented today may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those implied in the forward-looking statements. Information on the company's risk factors was included in our press release, and is also included in the company's filings with the SEC.

                    Our primary objectives for the call today include: first, to discuss sales and earnings results for the first quarter of 2003; secondly, to discuss our strategies to continue growing long-term earnings; and third, to comment on our outlook for the business going forward.

                    Revenue for the quarter increased 6.6% to $184.1 million. This increase was primarily attributable to the addition of 35 company-owned stores last year. First quarter comparable store sales declined 2.9% due to the difficult economic environment and heavy winter storms, particularly the weather around the Presidents' Day holiday, which had a negative impact of approximately $0.03 per share, as discussed on our last conference call. The first quarter was favorably impacted by the shift of the Easter holiday to the second quarter.

                    Net income increased to $27.4 million during the first quarter of 2003. Diluted earnings per share for the quarter increased 6.4% to $1.00, up from $0.94 in 2002 and slightly above consensus expectations of $0.99.

                    I would now like to provide you with some details on several key margin items that impacted results during the first quarter. Cost of sales as a percent of revenues for the first quarter decreased 0.5%, from 42.6% in 2002 to 42.1% in 2003. As anticipated in our previous guidance, lower cheese costs throughout the quarter were the primary factor. As a result of these lower costs, food and beverage expenses decreased from 12.5% of revenues in 2002 to 11.9% in 2003. Labor expenses remained flat at 26% in the first quarter of 2003 due to excellent operational performance at the store level.

                    SG&A expenses for the first quarter were 11.5% of revenues, flat with the first quarter of the prior year. Depreciation and amortization expenses increased 0.6% as a percent of revenues in the first quarter of 2003 at 5.9% versus 5.3% the prior year, reflecting primarily the impact of soft sales and to a lesser degree the capital invested in new stores and remodels.

                    As a percent of revenues, other operating expenses increased from 15% during the first quarter of 2002 to 16% in 2003. This increase was due to increased property taxes, rent, repair and maintenance, gas prices, insurance costs, and the asset write off of approximately $420,000 associated with a store location where we lost our lease.

                    We continue our commitment to maintaining a strong balance sheet, providing our company the strategic financial flexibility to meet challenges and to capitalize on opportunities. During the first quarter of 2003, internally generated cash flow funded $19 million in new stores and the reinvestment in existing stores with game rotations and remodels.

                    With operating cash flow of over $60 million, we were able to make these key investments in the business, repurchase $6 million of company stock, increase cash reserves from $12 million to almost $16 million, as well as reduce debt by $31 million since year-end 2002. Thus, our company has the financial flexibility to continue our strategic focus on driving long-term shareholder value.

                    Mike Magusiak, the President of the company, will now update you on our strategies to drive shareholder value.

M. Magusiak         Thanks,  Rodney.  Our  strategies to  increase  revenues and
                    earnings   are  segmented   into  three  categories:   sales
                    initiatives supported with capital expenditures; second, sales initiatives requiring minimal or no capital; and third, new store development.

                    The primary sales initiatives that are supported with capital include Phase III remodels, games rotation initiative and, third, expansions and reconfigurations. We intend to complete our Phase III remodels in all company stores by the third quarter of this year. We completed 20 Phase III remodels in the first quarter, and anticipate completing the remaining 32 company stores in the second and third quarters of this year. We believe that our enhanced entertainment package will increase long-term revenues, profits, and cash flow.

                    We completed 20 stores located in Massachusetts, New Hampshire, Rhode Island, and Connecticut with our games rotation plan during February of this year. This sales initiative has a capital cost of approximately $50,000 per location. The primary components of this sales initiative are new and transferred games and rides. On average, stores are receiving 15 to 20 new or transferred games from other stores, which represents 25% to 33% of the average store's game package. We believe that this is a significant initiative because guests receive an upgraded entertainment package for a very minimal capital expenditure. We anticipate completing our game rotation initiative in all St. Louis, San Diego, and Tampa stores during the second quarter of this year.

                    The physical assets of our company stores are in excellent condition as a result of our Phase III remodel plan. We believe that we have an opportunity to significantly increase sales by either expanding or reconfiguring a select number of stores. This year we intend on completing a total of approximately 10 stores with either an expansion or reconfiguration.

                    Historically, expansions have resulted in significant sales increases, as there is proven demand in locations that are constrained from significant revenue growth due to size limitations. Given the level of fixed and semi-fixed costs at these locations, high sales have resulted in a high return on investment.

                    The major components of our reconfiguration are as follows: relocate the showroom to the front of the store with the Studio C show to provide a significant visual impact to our guests as they enter our stores; second, to relocate the skill area of our game room to the showroom, which will increase the number of total games by approximately 20% to 25%.

                    These reconfigurations provide the guests with a more open, comfortable environment by reallocating space to provide the guests with what they want, a significant increase in premium booth seating and more square footage in our game room, which is the highest traffic area of our store.

                    We completed our first location in the Dallas/Fort Worth area in the first quarter, and are under construction in our second reconfiguration in the San Diego market.

                    In summary, the combination of Phase III remodels, games rotation initiative, reconfigurations and expansions impacts approximately 100 stores this year or 30% of core locations. Our strong cash flow generated from operations provides us the funding to execute our strategic plan, including the reinvestment into existing locations and the growth of new stores by approximately 10%.

                    We estimate that cash flow from operations in 2003 will exceed our $90 million capital expenditure plan by approximately $40 million to $45 million this year. This excess cash flow provides us the opportunity to repurchase shares, reduce debt, or build cash reserves.

                    Sales initiatives with minimal or no capital requirements. Our first initiative is our More Fun initiative. Our More Fun sales initiative is currently being tested in all stores located in Houston, Los Angeles, Minneapolis, and Boston. This initiative combines the following components: a value component in which all games and rides require one token; an increase in the overall number of tickets that guests win; and third, a 35% increase in the variety of prizes our guests can select from our lower ticket categories.

                    Based on early sales results and encouraging guest feedback, we are implementing this More Fun sales initiative in all company stores during June of this year. We anticipate supporting this initiative with national media with no significant increase in cost. We believe that this sales initiative will enhance long-term value and the guest experience without a significant increase in costs.

                    The next sales initiative that requires minimal capital is a conversion of all company stores to an enhanced menu. We completed the implementation of our enhanced menu in all company stores during the last week of the first quarter. Our objectives are to better communicate value, food quality, and variety to our guests. Increasing the number of both value meals and token value deals from two to three provides more value to our guests.

                    In the testing of approximately 150 company stores, the combination of token value deals and value meals has increased from approximately 30% of sales to approximately 38% to 40%. This new menu has been very well received by our guests as determined by their purchases.

                    Secondarily, we believe that the perception of the quality and variety of our food offerings has been enhanced because of the more attractive, appealing photographs of our pizza, salad bar, sandwiches, and appetizers. We believe that our value proposition has improved by the every day offering of more value meals and token value deals. Our average guest check and operating margins have remained essentially unchanged.

                    New store development remains a critical component of our strategy to grow long-term revenues and earnings. New stores provide a good return on investment, and enable us to realize operating margin efficiencies with our national advertising plan and overhead economies of scale.

                    During 2002,  we increased  the number of company  stores by
                    35, including 32 new stores and three franchise acquisitions, which represented a 10% growth rate. During each of the past five years we've increased company stores with an annual growth rate ranging from 9% to 11%.

                    Our development plan for 2003 is to increase the number of company stores by approximately 10% or 35 to 38 stores. As part of our long-term development plan, we have identified approximately 350 specific market areas for potential Chuck
                    E. Cheese sites. This development plan is significant since we believe it enables us to almost double the number of Chuck E. Cheeses' in the United States and Canada from 384 stores at year-end 2002.

                    The mix of large market and smaller market stores to be opened in 2003 is approximately 60% and 40%, respectively. We anticipate opening 20 to 25 large market stores with the remainder of 2003 new store developments being smaller market stores.

                    Performance of new large market stores remains strong and we continue to be encouraged by the performance of the smaller market locations. During the first quarter we opened four new company stores and currently have eight new stores under construction.

                    I'll now turn the call over to Rodney to discuss our earnings outlook.

R. Carter           Thanks,  Mike. I would now like to share our thoughts on the second quarter of 2003. The economic  environment  has shown no visible  signs of  recovery,  nor do we have any means of
                    forecasting  a   strengthening   in  the  current   consumer
                    environment. The negative impact from the Easter shift, the weak overall economic and consumer environments, as well as the strong second quarter last year in which we had 3.9% increase in comps and a 25% plus increase in EPS, factor into our second quarter 2003 earnings guidance of $0.53 to $0.55 per diluted share.

                    Current analyst estimates for 2003 reflect a consensus diluted EPS of $2.60. We are on track to achieve that earnings performance, which is consistent with our previous guidance of $2.58 to $2.66 per share. The pace of earnings is expected to accelerate throughout the second half of the year based primarily on the impact of key strategies, including new stores, remodels, game rotations, the national rollout of the More Fun initiative, as well as easier comparisons later in the year. Current analyst estimates for the overall second half of 2003 reflect a reasonable 8% growth rate in diluted EPS.

                    I would now like to turn the call over to Dick Frank, our CEO, for a few closing comments before we open the call to Q&A.

D. Frank Thanks, Rodney. Our first quarter results are best reflected in the strength of our operating cash flow. With cash flow of approximately $60 million, we were able to reinvest $19 million back into our business, increase our cash reserves by $4 million, repurchase $6 million of our company's stock, as well as reduce debt by over $30 million since year-end 2002.

                    On the earnings side, earnings per share increased 6.4% to $1.00, up from $0.94 in the first quarter of the prior year. As we look to the remainder of the year, our greatest challenge may well come in the second quarter as we anticipate gaining momentum as we move through the last half of the year.

                    Our earlier guidance for the second quarter reflects the negative impact we expect from the shift of Easter into the second quarter of this year, and strong comp sales performance of a year ago of approximately 4%.

                    As we move to the second half of 2003, we believe our key strategies discussed with you previously, including our reinvestment plans for our business and the implementation of our More Fun initiative supported with national TV, are on target and should accelerate our performance. We continue to believe that the Chuck E. brand is well positioned and that our strategies are sound.

                    At this time, Mike, Rodney, and I will be glad to answer any questions that you may have.

Moderator           Thank you.  Our first question comes from  Robert Derrington with Morgan Keegan. Please go ahead.

R. Derrington       Gentlemen,  I'm  curious.  What  kind of  experience are you seeing  with some of the  programs that you have rolled out?
                    You've got a lot of things you're testing right now and some of them appear to be generating some pretty good returns.
                    For example, the reconfiguration, what kind of benefit to sales are you seeing from that program?

D. Frank Bob, on the reconfigurations, it's way too early. We've completed one store and it wasn't completed until March so that's just way too early to be able to give any data. We've got a second store under construction out in San Diego, but again, it's going to be some time before we're able to quantify exactly what that means in terms of performance.

R. Derrington       Okay.  What are the drivers that you see  that you're having good experience with in individual unit sales growth? Can you put your finger on what's really working right now?

D. Frank I think that, as you can tell, Bob, from Mike's comments, we continue to obviously believe in Phase III, and we're moving to complete the 50 some odd units that we had remaining here in the early part of 2003. We also are encouraged by the early results of the More Fun initiative. As Mike mentioned, we are now in process of implementing that nationwide here by the middle of June of this year and intend to support that with national TV. So obviously we feel very good about that particular initiative.

R. Derrington       I  apologize  for one more  question.  As you look into your crystal ball, Dick, and as you continue to evolve the brand, what do you see coming after? Are you going to finish Phase
                    III? You're looking at reconfigurations. Where do you put your cash flow to work in the business?

D. Frank Our crystal ball is not quite as good today as it was maybe some time ago, but I think, Bob, that we continue to believe in the long-term prospects for the business. We are excited about some of the value initiatives that we're currently involved in, and we continue to believe that our stores, our locations today, are in the best, probably, physical condition and offer the best product offering that we've had out in the marketplace perhaps ever, but certainly in the last number of years.

                    So we think we're really well positioned as we go to the future. As we said in our last conference call, we do project free cash flow after all capital expenditures this year of about $40 million to $45 million. So certainly we'll have an opportunity to look at what we believe is the best use of that capital as we go forward. We will look at that just as we have in the past in terms of balancing it with the reinvestment into our business, looking at our overall debt levels, and just where we think is the best opportunity to put that cash to use. Always looking at the repurchasing of our stock is one of those potential opportunities.

R. Derrington       Great. Thank you very much.

Moderator           Our next  question comes  from Jeff Omohundro  with Wachovia
                    Securities. Please go ahead.

J. Omohundro        I've  got  two  questions.   First  is  a  marketing-related
                    question.  I've been encouraged with your increased focus on value,  but I guess  one question I have  relates to how you
                    communicate that message.   Certainly your history has shown
                    strength   in  areas   like  Cartoon   Network  and   really
                    children-oriented marketing, but I'm wondering with an increased value proposition in the message, who is the right audience for that and how does that weigh into your marketing strategy?

M. Magusiak         That's a real good  question.  One of the things that we see is a big positive to our More Value initiative, as we roll that out in June of this year, is our marketing of that initiative. Because of our national presence we have already produced a More Fun commercial and we will air that on national TV broadcasts on Nickelodeon and Cartoon Network.
                    We also see a spillover, not only from a kid's perspective, but from an adult's perspective, a spillover into the moms to watch that commercial. So what we have seen so far off of the testing of that initiative in Minneapolis, Los Angeles, Boston, and the Houston markets is we're encouraged by going into the stores to see the way that the parents are reacting to the More Fun initiative, and then we think the marketing of that, the advertising on TV is a huge part of that initiative.

J. Omohundro        So you don't see a need  to go to more traditional  or other channels to get that value message out?

M. Magusiak         We have an in-store marketing campaign that we have put into our stores. We're refining that, and actually the head of our marketing, Executive Vice President Dick Houston, and I are heading to Houston tomorrow to look at a refined in-store marketing.

                    Then in addition to that, we are also on our free standing inserts, advertising the More Value, which is a direct communication with the parents.

J. Omohundro        Okay, I understand. The second question relates to the small prototype stores and the progress you're making there. I'm just wondering if you could give us an update on the cost side of that equation, how the costs are trending there.
                    Maybe just now that you've got a little bit of legs under it, what kind of feedback internally from your regional managers and others in terms of their enthusiasm to operate small stores versus standard prototype?

D. Frank First, on the first part of that, Jeff, or I guess the second part of your question in terms of feedback from the field, I think the feedback from the field, whether it be our regional managers or general managers, I think we're getting nothing but positive comments. We obviously did learn a lot, and we shared that in the past that that relates to our very first opening in Waco.

                    We have evolved slightly from the Waco location in that we've brought in the blue screen, which we have in most of our stores in the showrooms, to try to enhance the entertainment value in the smaller town prototype. But we feel very good about the small towns, both here at the office as well as the feedback we're getting from the field, and we continue to be real encouraged by the revenues that we're experiencing out in all three of the locations, and continue to think that that's going to be a great vehicle for us and should allow us to essentially almost double the size of our system.

J. Omohundro        Thank you very much.

Moderator           We  have a question  from  Eric Wold  with  RTX  Securities.
                    Please go ahead.

E. Wold Just one question, a follow-up on Jeff's question on the small town units. I know you've made a lot of changes there from what you've learned, but can you talk a little bit about what, if anything, you've learned from the small town that you've now incorporated into the larger units that you'll do going forward?

M. Magusiak         Naturally,  one of  the  benefits  that  whenever you really work on capital costs from a small town, which we've worked in large towns, but as we continue to watch our capital and get an excellent return on investment of our new stores, we intend to take some of those ideas, whether it be to a show or lighting, potentially an open kitchen that is working very well in the small towns that may factor into the development of our large towns.

                    But what I would tell you from a Chuck E. Cheese, from a guest standpoint, we believe that the guest experience in the small town is an excellent experience just like it is in a large town. So the main benefit that we could potentially get is potential cost savings driving our large town investment cost down.

D. Frank Having said that though too, Eric, I think the flip of that is, you've followed us for a number of years now, and when you look at the performance of our new stores, although as Mike said, we want to take into account and pick up any potential cost savings that we can that we think make sense based on what we are learning in the smaller markets. We also want to make sure that we don't go off and take our larger markets in the new stores within them in a direction that may or may not make sense.

                    We've got excellent, excellent returns and an excellent history with our larger stores in the larger markets. You can be assured that we're going to protect that at all costs. We've still got a lot of opportunity to grow our larger prototype and we want to make sure we continue to do that in a quality way.

E. Wold Thanks. One more quick question. Has the weather or anything pushed back any development of stores this year? If so or if not, can you give a short-term outlook by quarter as to how many you expect to open?

M. Magusiak         Right  now  the  weather won't  impact,  at least what we're seeing now this early, any of the openings in 2003. As we said earlier, we have four stores that we opened in the first quarter. We have eight stores that are currently under construction. Out of those eight, the majority of those will open in the second quarter.

                    Then from there we have a number of sites that are approved that are in permitting that we're looking at getting approvals from cities. It's more difficult when you get into the third and fourth quarter, but somewhat evenly we'll be busy the rest of this year opening new stores.

E. Wold             I apologize.   One quick clarification.   That 35 to 38 that
                    you gave, that also includes any acquired stores from franchises as well; that's not all just new stores.

M. Magusiak         That is correct.

E. Wold             Okay, perfect. Thanks a lot.

Moderator           We  have  a  question  from  Alan Mitrani  with Copper Beech
                    Capital. Please go ahead.

A. Mitrani          Can you  quantify a bit  the same store sales,  how much you think was hurt due to weather, and maybe give us your forecast for the second quarter, what you think same store sales will look like?

R. Carter           It's fairly difficult to isolate the impact of weather. When we went back into the weeks in and around  Presidents'  Day, basically  there were two weeks that were hit, two series of snow.  You really  combine that,  and then the other side of that is the  Easter  impact.  We had  comps  of  about  2.9%
                    negative in the quarter as a whole. If you net out the effect of those two, I think it would have been somewhere closer to about a point higher than that, somewhere in the 2% range.

A. Mitrani          For the second quarter or the rest of the year, what kind of same store sales are you thinking about?

R. Carter           We're  seeing  difficult  trends  that we had  talked  about
                    continuing   in  the  second   quarter,   as  we  referenced
                    particularly with the shift of Easter back into what is seasonally a low period of time, and some steady but modest increases thereafter.

                    We've anticipated some modest improvements based on both the contribution of the initiatives without getting into some specific numbers, but also the growing contribution of that, as well as the softer comps that we're up against in the second half particularly.

A. Mitrani          Okay.  Also,  when you're  defining free cash flow, if I use
                    $2.60 as my number, roughly about $72 million in net income, D&A maybe of $43, you said cap ex of about $90 gets me to $25. What's the extra $20 million? Is that a working capital you expect to realize?

R. Carter           That and deferred taxes.

A. Mitrani          Deferred taxes, okay.

R. Carter           And you've got a little bit of option exercises. There are a couple of categories.

A. Mitrani          Got it. How much did you pay for the shares?  What price did you buy back the shares at?

R. Carter           The shares  that we've  repurchased  this year have been the mid-twenties, mid to upper twenties.

A. Mitrani          You're almost done with your buy back, right?   You have ten
                    million left at the beginning of the quarter.

R. Carter           That's right.

A. Mitrani          You didn't reauthorize a new one.

R. Carter           We did  not.  We  have a  modest  amount  left,  and I would continue to anticipate that as we utilize that, after we continue, we've always had one outstanding and continue to utilize that. We're in the sixth program that we have utilized since 1994, and have repurchased just under about eight million shares over that time period.

A. Mitrani          Okay.  One last question.  What sales base are you?  I mean, you're giving us an EPS number, but you're not giving us any
                    sales levels for the year  at all or for the quarter.   What
                    sales base for the year, let's say, if you don't want to come down to a quarter, are you looking at to get to your $2.60 or range of estimates for sales?

R. Carter           It's just going to be very  modest.  The  growth  that we've talked about, we've talked about some level of contribution from new stores. Without getting into specific numbers that we have for the year, going into it without getting into specific numbers, there's a variety of moving parts on the expense side, moving parts on the comp side. I wish that we could really crystal ball that and realize that we have to, but it's fairly difficult to get a real precise number on it.

M. Magusiak         I think the one thing that we've learned over the past 14 or
                    15 years is that it's difficult to project comp store sales.
                    In the first  quarter  our sales,  our  revenues,  increased
                    6.6%. That's the first quarter, and off of a revenue increase of 7% our earnings per share increased about 6%.
                    Again, that's going to vary by quarter depending on the seasonality of our business.

A. Mitrani          Okay. Thank you.

Moderator           We have a question from Craig Schroeder with Fulcrum. Please go ahead.

C. Schroeder        A couple  of  questions,   but let me  first ask this.   The
                    acceleration in free cash flow this year, I know you can authorize a new buy back, but is your stance on acquiring a growth vehicle different today than it may have been a couple of year ago or anything new there?

D. Frank            No, nothing new in that arena, Craig.

C. Schroeder        Okay.  Rodney,  I think you  mentioned there was a  $420,000 asset write-off for a lease this quarter.  Is that correct?

R. Carter           That is correct.

C. Schroeder        Okay, and that was in other operating expense?

R. Carter           That's correct.

C. Schroeder        Okay. There were no asset write-downs last year in Q1?

R. Carter           There is always a small amount as we go through the remodels
                    that   are    marginal,   but    there's   nothing    that's
                    non-comparable. This is the one item that really impacted that category, as we were negotiating that lease and did not reach satisfactory conclusion on what we were trying to achieve.

C. Schroeder        That store is still  open or do you know  when it's going to close?

M. Magusiak         It's closing at the end of this month.

C. Schroeder        Then I guess  the final question.   I guess someone will ask
                    it, but can you give us a sense on comp trends here in the first couple of weeks of Q2? I know you have the Easter shift.

D. Frank Yes. We're not seeing anything that I guess you would say is unforeseen. There is an awful lot of volatility at this time of the year given the way Easter falls, spring breaks around the country. So sales, which is typical of this time of the year, are always difficult for us to read, but we have certainly incorporated that into the guidance that we gave in the first part of the conference call. The fact is we've only got two weeks of results in.

C. Schroeder        Okay, great. Thank you.

Moderator           We have a follow-up  question  from  Robert  Derrington with
                    Morgan Keegan. Please go ahead.

R. Derrington       Dick,  I'll try and skin  that cat another way.  I'm curious
                    how  the  weekly trend  has  changed.   When you look at the
                    slowdown or the improvement in the situation with the war with Iraq, has there been any general change in the trend as we've seen that look more favorable?

D. Frank Bob, again, just given the time of the year and even the slowdown of Iraq, which has been the last ten days to two weeks, there's just no way for us, at least from my perspective, to be able to know whether or not that's having a positive effect or not. It just would be impossible to read.

R. Derrington       Okay, that's fair.  On the smaller  market stores,  how many are actually open at this point?

R. Carter           We have  three  open.  We have the  Dover,  Delaware,  which opened fourth quarter. We had Lake Jackson, which was early third quarter. Then we had a second quarter opening with Waco.

R. Derrington       Okay.  What  kind of  average  unit sales are  you seeing in those restaurants?

R. Carter           All those are still  trending well above the budgeted  level that  we had  had,  very  solid  levels.  To get  into  real specifics,  it's  hard  without  having a full  year of what
                    those   annualized   at,  but  the  results  are   certainly
                    encouraging.

R. Derrington       What we're  trying to do is gain  some insight.  As we blend the mix of stores coming into the pool, obviously if you open a larger number of those smaller stores in any given quarter, we could see some impact on the average unit sales that we wouldn't want to draw the wrong conclusion from.
                    Can you give us any guidance on roughly a million to a million and a half, a million two?

D. Frank Robert, I didn't mean to cut you off. If you go back to our previous calls, we gave out roughly what we were doing from a capital expenditure standpoint, and also that our target was to hit a 30% cash on cash return. We've previously stated that to hit those returns we'd need to do probably a million to a million fifty to hit those returns. We're saying that we're on track to do that at this point in time.

R. Derrington       What have  you learned  from  operating  that buffet format?
                    Is that something that you would consider possibly testing in the larger box, Dick?

D. Frank You know, we are testing it in the larger box. We actually converted one of the stores here in Texas, our Midland, Texas location. So we are testing that. Today, of the three small stores, we have two of those operating as buffets, so we have three buffets out there.

                    Our third small town store in Dover, Delaware, we opened the small town format, but we did it with more of our traditional menu in just serving the pizza without the buffet format, but at significantly reduced pricing to create, we think, a similar type of value within that market.

                    So on the buffet side we're going to continue to monitor that, to test that. Whether or not that has broader applications to our larger stores, only the future would tell us that.

R. Derrington       Okay.  So the smaller  stores that  you plan  going forward, do you anticipate those would also be buffets?

D. Frank Probably at this time I think that it's probably safe to say that we will open more of those with the reduced menu pricing as we did in Dover, Delaware.

R. Derrington       Okay,  one last  question or actually  kind of a  statement.
                    I've got  a couple  of kids,  and  unfortunately  I  wind up
                    with cartoons on in the morning on weekends.   I thought for
                    sure that I saw a Chuck E. Cheese commercial on an ABC affiliate. Is that real or is that imagined?

D. Frank We do national broadcasting, and ABC has been one of the channels that we've talked about in the past.

R. Derrington       Okay.  So you're  not just  locked  into  cable; you're also using that major network.

R. Carter           We've used ABC. We've used Warner Brothers.  Obviously,  one big network one is PBS.

R. Derrington       Got you. Okay, super. Thank you guys.

Moderator           We have a question from Scott Schumann with BB&T.  Please go ahead.

S. Schumann         Sorry if  you've said this already,  what was the cap ex for the first quarter?

R. Carter           Just under $20 million.

S. Schumann         All right.  Then at full year you're expecting  $90 million?

R. Carter           That's correct.

S. Schumann         Okay.  What was the change in average check for the quarter?

R. Carter           It was  essentially  flat to slightly up. It's just a matter of cents.

S. Shuman           Okay. Last question, any color on wage rates, the direction?

R. Carter           Obviously,  I think we've done a good focal point.  There is always a bit of pressure, particularly when you have softer comps, but we're pleased with the management of the hours and the efforts that the field put in place to hold labor expenses flat quarter to quarter despite the sales decline.
                    So we're not experiencing any significant pressure that we're not trying to address operationally.

S. Shuman           Great. Thank you.

Moderator           We have a question from Adam Weiss with Chilton Investments.
                    Please go ahead.

A. Weiss Rodney, what was the cost of the debt that you paid down in the first quarter, the interest you were paying on that?

R. Carter           It would  have been  between 240  and 270  probably.  It's a
                    LIBOR-based floating rate.

A. Weiss So last year when your stock was in the $45.00 range, you guys bought back a lot. I think it was like $15 million during the second quarter, $6 million in the third. You were buying stock in well above $40.00 a share.

                    So in the first quarter this year your stock gets down to a level it hasn't seen since 2000, you have all this cash flow, you pay off $30 million of 2.5% debt, and you buy back $6 million worth of stock?

R. Carter           I think  you raise a fair  question,  Adam.   The  practical
                    aspect, we clearly have the cash flow to increase those buy backs and some that we discussed a great deal, and we'll continue to evaluate it and utilize.

                    The other backdrop is, with a very unpredictable economy, to make sure that we've got the liquidity and the flexibility to continue to operate over time to really focus on some of the initiatives and try to temper the balance of what we really try to do.

                    So the mathematical exercise, I think, was very compelling relative to stock repurchases, but I think we were trying to focus as well on the balance of what those demands of cash would be, etc. So it wasn't just a purely financial calculation for the first quarter, but I understand your question.

A. Weiss There weren't any issues with your credit agreement that mandated you pay off any of those outstanding balance, right?

R. Carter           That is correct.

A. Weiss            Okay. Thank you.

Moderator           We have a question from Mike Carney with Stephens. Please go ahead.

M. Carney           My question has been answered. Thank you.

Moderator           Our next  question comes from  Eric Fell with Tazza Capital.
                    Please go ahead.

E. Fell I just wanted to know if you didn't do any expansions this year, maintenance capital expenditures, would they roughly equal depreciation or would it be something different?

R. Carter           If  we  didn't  do  any  expansions,   we're  talking  about
                    something that's a handful of stores, three, four, or five stores so you would not have a material change. You could drop the capital expenditure number by potentially a couple million or less.

E. Fell             From the 90 number?

R. Carter           Yes.

E. Fell             So you could look at that as a maintenance cap ex number?

R. Carter           I'm sorry.  I thought you were talking about the expansions.

E. Fell             No, I'm sorry.  I'm trying to get to a maintenance cap ex.

R. Carter           Okay.  The easiest  number is  to utilize  something  in the
                    neighborhood  of  $20,000  a  store,   roughly  400  stores.
                    That's going to get you essentially to that $8 million number, and there might be a little bit more as far as MIS or anything like that, but that's essentially going to be there.

                    The bulk of the capital expenditures, the great bulk of it goes into new stores. The next piece goes into the remodel initiatives and reinvestment back into the business.

E. Fell             Okay. Then over what life do you depreciate the stores?

R. Carter           It  depends  on  the  type  of  asset  category.   Leasehold
                    improvements is probably the single biggest category and an operating lease is 20 years. You can go down to some categories that are just a few years. So it depends on each asset category as we go through.

E. Fell             Okay. Thank you.

Moderator           We have  a question  from  Alan Mitrani  with  Copper  Beech
                    Capital. Please go ahead.

A. Mitrani          Two follow-ups. One,  have you anticipated  or thought about how the movie schedule this coming quarter is going to impact? I know Pixar has made a big splash regarding Finding
                    Nemo coming out and the Pokemon Movie. Is that incorporated in your guidance or how does it look versus last year's movie schedule?

R. Carter           It's  incorporated  into the  guidance  to the degree we can expect it. That's the problem. The thing is, the big movies that are coming out this quarter, we're up against, you know
                    Spiderman came out in the middle of the second quarter last year. We're not expecting any huge change plus or minus.

                    For example, in the first quarter movies were up year over year, in January, were up in February, but were negative in March so they're roughly offset. So this year it's very hard for us to predict. There has obviously been a fair amount of hype about Finding Nemo, but there are also a couple of significant movies that occurred middle of the second quarter last year.

A. Mitrani          Okay. Also, food and beverage cost weren't our biggest cost.
                    I guess they we're down because cheese costs were down in the quarter. Are you expecting cheese costs, in your expectations, typically over time those things tend to straighten out, as well as the labor. Are you expecting in your planning for the $2.60 for the year those costs to come back at all in the second half?

R. Carter           Yes.  We're  expecting,  particularly  in the third quarter, that cheese prices were quite low, very favorable last year, particularly  in the summer months,  which are typically the peak pricing months in the cheese market,  to go up a little
                    bit  simply   because  they  were  very,   very   favorable,
                    historically favorable last year, that we expect a little bit of increase in cost. However, there is no known immediate supply/demand issues that should spike it or create a big spike, just purely kind of the seasonal demand.

A. Mitrani          Okay.  In  response  to the  question  regarding  the buying back stock and  relative  to  the debt,  I agree.  Is  there
                    something  we should read into your  expectations?   I mean,
                    what's  the priority?   Maybe ask it  this way,  what's  the
                    corporate priority, given that you want to put money into the stores and you want to try to get the same store sales up? It seems like that should be the priority. Is that where the cash is going to go to try to do new concepts or enhance the concepts you have to figure out how to get the same store sales up, as opposed to putting money back in the stock?

R. Carter           Let me answer that in two pieces.  Certainly, a key priority is to be  able to reinvest  back into the business.  I would not read into it,  and forgive  me if I'm  putting  words in your mouth, to try to  create a war chest to go out and have some alternate  means.  There's not  something  that's going to be read into that.  It was just  purely a  timing of when we're  working  through  a  variety of  plans,  reinvestment alternatives  and what we should do, as well as with the war and everything else, just  significant  uncertainty into the
                    economy  being  read  to  keep  a   significant   amount  of
                    flexibility.

A. Mitrani          Okay.  What's  the level  of off balance  sheet debt  or off balance sheet leases you have?

R. Carter           On a present value basis we have a couple of hundred million dollars worth of operating leases.

A. Mitrani          Okay. Thank you.

Moderator           We have a question from Craig Schroeder with Fulcrum. Please go ahead.

C. Schroeder        If  I  look at  other  operating  expense and I pull out the asset write down, it looks like we're up about 70 basis points year over year. If I remember right from last year's first quarter, you said that you typically renegotiate insurance premiums in January/February time frame. Given the little bit softer sales this year you lost a lot in that line item. So I was just wondering if you could talk a little bit about insurance and what the impact was this quarter?

R. Carter           Sure.  Insurance in that category was up  about one-tenth of a percent, Craig. We had seen the increases and losses. Many of the other restaurant stocks are  starting to reflect that
                    a little bit later.   We had seen  those trends increase and
                    reflected, not only the losses that were indentified, but in kind of the trending or the methods to accrue insurance expenses. So that has actually stabilized a bit, albeit at a level that we'd love to see drop, but it's a higher level.

                    So what we saw this quarter in other operating expenses was a bit of an impact in a variety of categories because of the softer sales repair costs were up a tenth or two. We had property taxes up a tenth or two. We had rent up a tenth or two. So it really was not any one big category like it was last year, which was really driven by insurance, which you had just a few categories on a more modest impact individually.

C. Schroeder        Okay. Thank you.

Moderator           Mr. Carter, there are no further questions at this time.

R. Carter           Very well.  We  appreciate  everyone  participating  in  the phone call and, as always, if you have any questions feel free to follow up with us directly. Thank you.

Moderator           Thank you.  Ladies  and gentlemen,  that  does  conclude our conference for today.  Thank you for your  participation and
                    for  using  AT&T  Executive  Teleconference.   You  may  now
                    disconnect.